EXHIBIT 10.1
Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

Execution Version
FORBEARANCE AGREEMENT
THIS FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of June 2, 2020, by and among CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the other Guarantors party hereto (the “Guarantors”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the Lenders party hereto (the “Forbearing Lenders”).
W I T N E S S E T H:
WHEREAS, the Borrower, the Forbearing Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of September 24, 2014 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”; unless otherwise defined herein, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement);
WHEREAS, the Borrower has informed the Administrative Agent and the Lenders that Events of Default are anticipated to occur under Section 12.4 of the Credit Agreement as a result of (i) the Borrower’s failure (or expected failure) to pay interest on the Loans (as defined in the Credit Agreement, dated as of November 17, 2017, among the Borrower, the lenders party thereto, and The Bank of New York Mellon Trust Company, N.A., as administrative agent (as may be amended, restated, supplemented or otherwise modified from time to time, the “2017 Term Loan Agreement”)) that is due on May 29, 2020 pursuant to the 2017 Term Loan Agreement and (ii) the Borrower’s failure (or expected failure) to pay interest on the Loans (as defined in the Credit Agreement, dated as of August 12, 2016, among the Borrower, the lenders party thereto, and The Bank of New York Mellon Trust Company, N.A., as administrative agent and collateral agent (as may be amended, restated, supplemented or otherwise modified from time to time, the “2016 Term Loan Agreement”)) that is due on May 29, 2020 pursuant to the 2016 Term Loan Agreement (the “Acknowledged Events of Default”); and
WHEREAS, notwithstanding the occurrence and continuance of the Acknowledged Events of Default, the Borrower has requested that the Administrative Agent and the Lenders agree to, and the Administrative Agent and the Forbearing Lenders (which constitute the Majority Lenders) have agreed, although under no obligation to do so, to, forbear from exercising their rights and remedies solely as a result of the Acknowledged Events of Default and solely on the express terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Agreements and Acknowledgments.
(a)    Each Credit Party acknowledges that the recitals set forth above are true and correct in all respects and admits that the occurrence of the Acknowledged Events of Default have resulted in, or shall, if and when they occur, result in, Events of Default under the Credit Agreement.
(b)    Amount of Obligations. Each Credit Party acknowledges and agrees that (i) the aggregate unpaid principal balance of the Revolving Loans as of the date hereof is $730,700,000.00 and (ii) the aggregate amount of Letters of Credit Outstanding as of the date hereof is $152,332,152.62 (the foregoing amounts in clauses (i) and (ii) hereafter collectively referred to as the “Current Outstanding Obligations”). The foregoing amounts do not include other fees, expenses (including professional fees and expenses), and other Obligations and amounts which are chargeable or otherwise reimbursable under the Credit Agreement and the other Credit Documents or which are payable pursuant to this Agreement. Neither the Borrower nor any other Credit Party has any rights of offset, defenses, claims or counterclaims with respect to the Current Outstanding Obligations or any of the other Obligations or any payment obligation under this Agreement, and each of the Credit Parties are jointly and severally obligated with respect thereto, in each case, in accordance with the terms of the applicable Credit Documents and, with respect to payment obligations hereunder, this Agreement.
(c)    Acknowledged Events of Default. Each Credit Party acknowledges and agrees that (i) each Acknowledged Event of Default is material in nature and constitutes (or, upon occurrence, will constitute) an Event of Default under the Credit Agreement, and (ii) as a result of the occurrence of such Events of Default, the Forbearing Lenders will, subject to the forbearance contemplated hereby, be entitled to accelerate all Loans and the First Out Obligations owing under the Credit Agreement and to exercise all rights and remedies under the Credit Documents, applicable law or otherwise, so long as such Acknowledged Event of Default is continuing. The Borrower further acknowledges and agrees that the Administrative Agent and Forbearing Lenders are not in any way agreeing to waive such Acknowledged Events of Default as a result of this Agreement or the performance by the parties of their respective obligations hereunder. Without limiting any other provision of this Agreement, each Credit Party further acknowledges and agrees that during the Forbearance Period (as defined below) and following any Forbearance Termination Event (as defined below), Events of Default shall be continuing, and the Credit Parties shall not, and shall not permit any Subsidiary to, take or cause any Person to take any action that is conditioned on no Default or Event of Default existing at the time of, or immediately after giving effect to, the taking of such action.
2.    Forbearance; Forbearance Default Rights and Remedies.
(a)    Forbearance. In reliance upon the representations, warranties and covenants of the Credit Parties contained in this Agreement, during the Forbearance Period, and without waiving the Acknowledged Events of Default or any other Default or Event of Default that may now exist or which may occur hereafter, each of the Administrative Agent and the Forbearing Lenders agrees that, subject to the terms and conditions of this Agreement, the Administrative Agent and the Forbearing Lenders shall forbear from exercising any remedies that it or they may have against the Borrower or any other Credit Party or their respective assets and properties solely as a result of the occurrence of the Acknowledged Events of Default. Such forbearance does not apply to any Default, Event of Default (other than the Acknowledged Events of Default) or other failure by the Borrower or any other Credit Party to perform in accordance with the Credit Agreement or any other Credit Document (including, without limitation, this Agreement). Notwithstanding the foregoing forbearance with respect to each Acknowledged Event of Default during the Forbearance Period, for the avoidance of doubt, an Event of Default, to the extent having occurred and continuing, shall continue to exist for all purposes under the Credit Agreement and the other Credit Documents, and, as a result, (i) the Borrower may not give any Notice of Borrowing or make any Letter of Credit Request, and no Notice of Borrowing or Letter of Credit Request shall be honored during the Forbearance Period and (ii) no Auto-Extension Letter of Credit may be renewed or extended during the Forbearance Period to the extent that the Non-Extension Notice Date under any such Auto-Extension Letter of Credit occurs five (5) or more Business Days after the date hereof. The Administrative Agent, the Borrower and each Letter of Credit Issuer hereby agrees that, pursuant to Section 3.2(b) of the Credit Agreement, this Agreement shall constitute written notice that one or more applicable conditions specified in Article VIII of the Credit Agreement cannot be satisfied during the Forbearance Period and, therefore, no Letter of Credit Issuer shall permit the extension of any such Auto-Extension Letter of Credit to the extent that the Non-Extension Notice Date thereunder occurs during the Forbearance Period and not less than five (5) Business Days after the date hereof.

(b)    Effect of Forbearance Termination. Upon the termination of the Forbearance Period, the agreement of the Forbearing Lenders and the Administrative Agent hereunder to forbear as set forth in Section 2(a) above shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind (including any written notice required by Article XII of the Credit Agreement or any other Credit Document), all of which are hereby waived by the Borrower and each other Credit Party. The Borrower and each other Credit Party hereby agree that, after the Forbearance Termination Date, the Forbearing Lenders and the Administrative Agent may at any time, or from time to time, in their sole and absolute discretion, with respect to the Acknowledged Events of Default, exercise against any Credit Party (and its properties) any and all of their rights, remedies, powers and privileges under any or all of the Credit Agreement, any other Credit Document, applicable law and/or equity, all of which rights, remedies, powers and privileges are fully reserved by each Forbearing Lender and the Administrative Agent.
(c)    Limitation on Forbearance Extension. Except as set forth herein, none of the Forbearing Lenders or the Administrative Agent shall have any obligation to extend the Forbearance Period, or enter into any other agreement, waiver, forbearance or amendment, and the Forbearing Lenders’ and the Administrative Agent’s agreement to permit any such extension, or enter into any other agreement, waiver, forbearance or amendment shall be subject to the sole discretion of the Majority Lenders (or, if required by Section 14.1 of the Credit Agreement, each Lender or affected Lender). Any agreement by any Forbearing Lender or the Administrative Agent to enter into any other waiver, forbearance or amendment must be set forth in writing and signed by a duly authorized signatory of each of the Administrative Agent and the Majority Lenders (or, if required by Section 14.1 of the Credit Agreement, each Lender or affected Lender). The Borrower and the other Credit Parties each acknowledge that the Forbearing Lenders and the Administrative Agent have not made any assurances concerning any possibility of an extension of the Forbearance Period or the entering into of any further waiver, forbearance or amendment. For the avoidance of doubt, nothing herein shall prevent Lenders constituting the Majority Lenders or the Administrative Agent from agreeing to any further forbearance agreement.
(d)    Forbearance Termination Date. The “Forbearance Termination Date” means the earlier of the following to occur: (a) any Forbearance Termination Event and (b) June 14, 2020 at 11:59 p.m. New York time, as such date may be extended in writing (which may be by email) by the Administrative Agent and the Forbearing Lenders, in each case in their sole discretion. The “Forbearance Period” shall commence on the Forbearance Effective Date and shall terminate immediately and automatically upon the Forbearance Termination Date. The occurrence of any of the following events or circumstances shall immediately and automatically constitute a “Forbearance Termination Event” following delivery of notice (including by email) to the Borrower by the Administrative Agent or at the request of the Majority Lenders (and automatically upon the occurrence of an Event of Default under Section 12.5 of the Credit Agreement):
(i).    any Default (following 48 hours after delivery of notice (including by email) to the Borrower by the Administrative Agent or at the request of the Majority Lenders) or Event of Default under the Credit Agreement or any other Credit Document (other than the Acknowledged Events of Default);
(ii).    any material breach by the Borrower or any other Credit Party of any covenant, term or other provision of this Agreement;
(iii).    any representation, warranty or certification made or deemed made by the Borrower or any other Credit Party herein or which is contained in any certificate, document or financial or other statement furnished by the Borrower or any other Credit Party at any time under or in connection with this Agreement or otherwise shall be false or misleading in any material respect on the date as of which made, deemed made or furnished (without duplication of any materiality qualifier contained therein);
(iv).    the commencement of any action, suit, litigation, investigation or other proceeding against the Administrative Agent or any Lender by any of the Credit Parties, any Subsidiary thereof or entity controlled by, affiliated with, related to or under common control with any of the Credit Parties;
(v).    any payment, or setting aside of funds for the purpose of making any Restricted Payment or any other payment, or transfer of any value (including the payment of any fees, costs or expenses of any advisors) by the Borrower or any other Credit Party to any direct or indirect equity holder of any Credit Party or any Subsidiary (other than any such payment to any Credit Party);
(vi).    any payment, or setting aside of funds for the purpose of making any payment, by any Credit Party or any Subsidiary, including with respect to interest, principal, fees, expenses, indemnification or otherwise, on account of or in connection with any Senior Notes, the First Out Substitute Facility Indebtedness, any Permitted Junior Indebtedness, any Permitted Additional Debt or any other Indebtedness secured by Liens on the Collateral that rank pari passu or junior in right of security with the Liens securing the Obligations owing under the Credit Agreement or Indebtedness that is unsecured, other than regularly scheduled payments of agency fees of the Administrative Agent and Collateral Agent with respect to the Credit Documents and the administrative agents and collateral agents with respect to the First Out Substitute Facility Credit Documents and the First Lien Second Out Credit Documents;
(vii).    the entry by the Borrower or any other Credit Party or any Subsidiary into any transaction (including the incurrence of any Indebtedness), or the making by the Borrower or any other Credit Party or Subsidiary of any payment or transfer, in each case outside the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that (a) the incurrence of any Indebtedness for borrowed money pursuant to Sections 11.1(i), (j), (k), (o), (r), (s), (u), (w), (x), (z), (aa), (bb) or (cc), (b) the making of any Disposition under Section 11.4(a)(vi), (vii) or (xiii) and (c) the making of any Investment, other than any Investment that is existing on, or for which an obligation to make such Investment is existing on, the Forbearance Effective Date, pursuant to Section 11.5(b)(iii), (vi), (viii), (x), (xi), (xiv), (xvii), (xviii), (xix), (xx), (xxi) or (xxii), in each case by any Credit Party or any Subsidiary, shall all be deemed to be made outside of the ordinary course of business);
(viii.)    any amendment, waiver, supplement or other modification to any employment agreement or employee compensation plan, or the entry by the Borrower, any other Credit Party or any Subsidiary into any new employment agreement or employee compensation plan, in each case which would increase the target or maximum compensation opportunities payable thereunder, as applicable, or the payment of any amount contemplated by any employment agreement or employee compensation plan before the date on which such amount becomes due and payable pursuant to the terms of the such agreements or plans, as applicable, or the payment of any bonus, incentive, retention, severance, change of control or termination payments pursuant to the terms of such agreements or plans, as applicable, to any officer for purposes of Section 16 of the Exchange Act;

(ix).    the failure by the Borrower, for any three (3) consecutive Business Days during the Forbearance Period, to maintain aggregate book cash balances of at least $48 million;
(x).    any non-Forbearing Lender under the Credit Agreement shall commence a legal proceeding against any Credit Party or any Subsidiary or set off against any of their respective property, in each case, with respect to enforcement of the Credit Agreement or the obligations thereunder;
(xi).    the failure by the Borrower to pay, within two (2) Business Days after the receipt of an invoice therefor, the reasonable and documented fees and expenses of Simpson Thacher & Bartlett LLP and Dacarba LLC, including its affiliates (collectively with any other professionals retained by the Administrative Agent (including, without limitation, with respect to foreign collateral or local matters), the “Creditor Advisors”), in accordance with this Agreement, the Credit Documents and/or the Creditor Advisors’ applicable engagement letters, fee letters or other reimbursement agreements (provided that, for the avoidance of doubt, professional fee invoices need only include the number of hours billed (except for financial advisors compensated on other than an hourly basis) and a summary description of services provided and the expenses incurred by the applicable professional and any such invoice shall not be required to contain individual time detail);
(xii).    the failure by the Borrower to provide prompt written notice to the Administrative Agent of (A) receipt of any material notice or correspondence (whether written or oral) from any counterparty to a contract or any customer that is outside the ordinary course of business and (B) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Borrower, threatened against any Credit Parties or any of their Subsidiaries;
(xiii).    any Other First Lien Forbearance Agreement (as defined below) shall be terminated or otherwise cease to be in full force and effect prior to the Forbearance Termination Date;
(xiv).    any lender or any of their affiliates under the 2017 Term Loan Agreement, the 2016 Term Loan Agreement, the indenture governing the Borrower’s second lien secured notes (the “Second Lien Notes”) or the indenture governing the Senior Notes or any agent, trustee or representative on behalf of any such lender or affiliate shall accelerate the obligations under the 2017 Term Loan Agreement, 2016 Term Loan Agreement, the indenture governing the Second Lien Notes or the indenture governing the Senior Notes, or commence a legal proceeding against any Credit Party or any Subsidiary or set off against any of their respective property, in each case, with respect to enforcement of the 2017 Term Loan Agreement, 2016 Term Loan Agreement, documents governing the Second Lien Notes or documents governing the Senior Notes or the obligations thereunder;
(xv).    the Borrower shall provide, or shall fail to provide at least two (2) Business Days in advance of such payment, written notice to the Administrative Agent of its intent to pay any Overdue Term Loan Interest Payment;
(xvi).    the failure by the Borrower to promptly (and in any event within 24 hours) deliver to the Administrative Agent any notice given or received by the Borrower or any other Credit Party under any of the 2016 Term Loan Agreement, the 2017 Term Loan

Agreement or the Other First Lien Forbearance Agreements (collectively, the “Other First Lien Debt Documents”);
(xvii).    any Other First Lien Debt Document shall be amended or modified without the prior written consent of the Administrative Agent and the Majority Lenders;
(xviii).    the failure by the Borrower to deliver a copy to the Administrative Agent and the Creditor Advisors of (i) any written proposal, counterproposal, offer, bid, term sheet or agreement (each, a “Proposal”) involving (x) a settlement of claims by or against Elk Hills Power LLC (“Elk Hills”) or any other transaction, sale, asset purchase, disposition, new money, investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination or similar transaction (any of the foregoing, a “Transaction”) with any third party investor in the debt, equity or other interests of Elk Hills or (y) any Transaction involving ECR Corporate Holdings L.P., Ares Management LLC or any affiliate of either of them (any of (x) or (y), a “JV Settlement Proposal”), (ii) any Proposal from holders of the Second Lien Notes or Senior Notes concerning a Transaction with the Borrower, any Guarantor or Elk Hills, (iii) any Proposal from or to the creditors under the Other First Lien Debt Documents (together with any proposal pursuant to clause (ii), a “Junior Creditor Proposal”) or (iv) any other Proposal with respect to any Transaction involving the Borrower or any Guarantor, in each case of clauses (i), (ii), (iii) or (iv) within 24 hours of receipt by the Borrower or any Guarantor; and
(xix).    the Borrower or any Guarantor makes any JV Settlement Proposal or Junior Creditor Proposal without providing the Administrative Agent and the Creditor Advisors with 24 hours prior written notice (which shall include a copy thereof) of such JV Settlement Proposal or Junior Creditor Proposal, as applicable, and such prior notice of any modifications during negotiation thereof as may be reasonably practicable under the circumstances.
3.    Notice of Forbearance Termination Event. Each Credit Party shall provide written notice to the Administrative Agent promptly (and in any event within one Business Day) of its obtaining knowledge of the occurrence of any Forbearance Termination Event, which notice shall state that such event occurred and set forth, in reasonable detail, the facts and circumstances that gave rise to such event. Such notice shall be delivered to:
The Administrative Agent
JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, NY 10179
Attn: Sandeep Parihar (sandeep.s.parihar@jpmorgan.com)
With copies by electronic mail (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attn: Sandy Qusba (squsba@stblaw.com)

4.    Acknowledgment of Satisfaction. Nothing contained herein shall be deemed a waiver of (or otherwise affect the Administrative Agent or any Lender’s ability to enforce) any other Default or Event of Default under any of the Credit Documents, including (a) any Default or Event of Default as may now or hereafter exist and arise from or otherwise be related to any of the Acknowledged Events of Default (including any cross-default arising under the Credit Agreement by virtue of any matters resulting from the Acknowledged Events of Default), and (b) any Default arising at any time after the Forbearance Effective Date and which is the same as or similar to the Acknowledged Events of Default.
5.    Cooperation. The Credit Parties and their respective Subsidiaries shall cooperate fully with the Administrative Agent and provide the Administrative Agent with reasonable access to their respective facilities, books and records, officers and consultants and any information reasonably requested by the Administrative Agent to monitor the Credit Parties’ and their respective Subsidiaries’ financial and operational performance.
6.    Conditions. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (the date on which such effectiveness occurs, the “Forbearance Effective Date”):
(a)    the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Guarantors, the Administrative Agent and Lenders constituting at least the Majority Lenders;
(b)    the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that the representations and warranties of the Borrower set forth in Section 7 hereof are true and correct in all respects;
(c)    the Administrative Agent and the Forbearing Lenders (and their respective advisors) shall have been paid all expenses required to be paid hereunder or under any other Credit Document to the extent invoiced at least two (2) Business Days prior to the Forbearance Effective Date; and
(d)    receipt by the Administrative Agent of an executed forbearance agreement in form and substance reasonably acceptable to the Administrative Agent and the Majority Lenders with respect to each of the 2017 Term Loan Agreement and the 2016 Term Loan Agreement, which forbearance agreements shall provide for a forbearance covering the Borrower’s failure to make the interest payments due thereunder on May 29, 2020 (each, an “Overdue Term Loan Interest Payment”) and any other related defaults or events of default thereunder (such forbearance agreements, the “Other First Lien Forbearance Agreements”).
7.    Representations and Warranties. Each Credit Party hereby represents and warrants to the Administrative Agent as of the Forbearance Effective Date as follows:
(a)    the execution, delivery and performance by each Credit Party of this Agreement: (i) are within such Person’s corporate, limited liability company or company power, as applicable; (ii) have been duly authorized or approved by all necessary corporate, exempted company, limited liability company or company action, as applicable; (iii) do not contravene, violate, conflict with, or cause a breach or default under any provision of such Person’s organization documents; (iv) do not violate any laws, or any order or decree of any court or Governmental Authority in any material respect; (v) do not require the consent or approval of any Governmental Authority, except consents or approvals with or by any Governmental Authority which have already been obtained, taken, given or made; and (vi) do not result in the creation of any Lien on any property of such Credit Party;

(b)    this Agreement has been duly executed and delivered by each Credit Party and this Agreement constitutes a legal, valid and binding obligation of such Person enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;
(c)    after giving effect to this Agreement and the transactions contemplated hereby, each representation or warranty by any Credit Party contained in the Credit Agreement and the other Credit Documents (other than the representations and warranties set forth in (x) Section 9.20 of the Credit Agreement as it relates to the Acknowledged Events of Default, (y) Section 9.15 of the Credit Agreement and (z) solely with respect to circumstances or conditions disclosed to the Administrative Agent or the Forbearing Lenders prior to the Forbearance Effective Date, Section 9.9(c) of the Credit Agreement) are true or correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) on and as of the Forbearance Effective Date with the same effect as though made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) as of such earlier date);
(d)    no Default or Event of Default (other than the Acknowledged Events of Default) has occurred and is continuing or would result from the transactions contemplated by this Agreement;
(e)    as of the date hereof, other than the Other First Lien Forbearance Agreements, no Third Party Forbearance Agreement (as defined below) exists between any Credit Party and any party; and
(f)    as of the Forbearance Effective Date, there has been no change (i) in any Credit Party’s legal name or (ii) in the location of any Credit Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any of its offices or facilities at which Collateral owned by it is located (including the establishment of any such new office or facility), in each instance other than changes which have previously been disclosed in writing to the Administrative Agent.
8.    Lender Calls. The Borrower shall, at its own expense, facilitate and hold calls between the Administrative Agent and members of the Borrower’s executive management team and/or their advisors not less than once every week and shall permit any Lender to attend such calls.
9.    Interest and Continuation of Borrowings. On and after the date hereof and for so long as the Acknowledged Events of Default shall be continuing under the Credit Agreement, the Loans and the interest payable thereon shall continue to accrue interest in the manner set forth in Sections 2.8(a) and (b) of the Credit Agreement and, notwithstanding Section 2.8(c) of the Credit Agreement, not at the Default Rate. In addition, pursuant to Section 2.6(b) of the Credit Agreement, on and after the date of any Default or Event of Default, the Majority Revolving Lenders hereby elect that (i) no outstanding Revolving Borrowing may be converted into, or continued as, a LIBOR Loan and (ii) each LIBOR Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto. This Section 9 shall serve as notice to the Borrower from the Administrative Agent of the determination by the Majority Revolving Lenders to make such election pursuant to Section 2.6(b) of the Credit Agreement.
10.    More Favorable Terms. To the extent that any other forbearance, standstill or other similar agreement entered into by any Credit Party (any such agreement, a “Third Party Forbearance Agreement”), or any amendment to any Third Party Forbearance Agreement, in each case, entered into or agreed on or after the date of this Agreement and during the Forbearance Period, provides any benefit or right (including, without limitation, the benefit of a forbearance period of shorter duration than the Forbearance Period and the payment of any fees in connection with such forbearance) to any creditor party thereto that is more favorable than the benefits and rights provided to the Administrative Agent and the Forbearing Lenders under this Agreement, taking into account the terms and conditions of the underlying debt financing documents in effect with such creditor party, this Agreement shall be deemed to be amended so as to cause any such benefit or right to be incorporated into this Agreement concurrently with making any such benefit or right available, and on comparable terms as it is made available, to any such other creditor.
11.    No Modification. Nothing contained herein shall be deemed to directly or indirectly, (a) create any obligation to continue to defer any enforcement action after the Forbearance Termination Date, (b) constitute a consent or waiver of any past, present or future violations, including Defaults and Events of Default, of any provisions of the Credit Agreement or any other Credit Documents, (c) constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Credit Documents or (d) constitute a course of conduct or dealing among the parties for altering any Obligations or any other contract or instrument. Except as expressly stated herein, the Lenders and the Administrative Agent reserve all of their respective rights, privileges, remedies and powers under the Credit Agreement, the other Credit Documents, applicable law and/or equity, including without limitation, any rights that the Lenders (including the Forbearing Lenders) may have to charge interest at the Default Rate under the terms of the Credit Agreement and/or the other Credit Documents. This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Credit Agreement or any other Credit Document. The Credit Agreement and other Credit Documents remain unmodified and in full force and effect. This Agreement shall constitute a Credit Document.
12.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
13.    GOVERNING LAW. THIS AGREEMENT IS SUBJECT TO THE PROVISIONS OF SECTIONS 14.12, 14.13 AND 14.15 OF THE CREDIT AGREEMENT RELATING TO GOVERNING LAW, SUBMISSION TO JURISDICTION AND WAIVERS OF JURY TRIAL, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.
14.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
15.    Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
16.    Construction. This Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Agreement or any such other agreements and documents nor any alleged ambiguity therein shall be interpreted or resolved against any party on the ground that such party or its counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Agreement and all other agreements and documents executed in connection therewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.
17.    Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No Person other than the Credit Parties, the Administrative Agent, the Forbearing Lenders and, in the case of Section 21 hereof, the Released Parties, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Released Parties under Section 21 hereof) are hereby expressly disclaimed.
18.    Majority Lender Direction. The Forbearing Lenders hereby (i) instruct the Administrative Agent to comply with this Agreement to the extent specified herein and to take the other actions (or refrain from acting), in each case, as expressly contemplated hereby and (ii) acknowledge and agree that (x) the direction set forth herein constitutes a direction from the Majority Lenders or the Required Revolving Lenders, as applicable, under the provisions of Article XIII of the Credit Agreement and (y) all sections of Article XIII of the Credit Agreement shall apply to any and all actions (and inactions) taken by the Administrative Agent in accordance with such direction.
19.    Further Assurances. Each of the Credit Parties hereby agrees to execute and deliver from time to time such other documents and take such other actions as may be reasonably requested in order to effectuate the terms hereof.
20.    Reaffirmation. By its signature set forth below, each Credit Party hereby ratifies and confirms to the Administrative Agent and the Lenders that, after giving effect to this Agreement and the transactions contemplated hereby, each of the Credit Agreement, each Security Document and each other Credit Document to which such Credit Party is a party continues in full force and effect and is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles and each Credit Party hereby ratifies and confirms each such Credit Document. Except as expressly set forth herein, the execution of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or Lenders, constitute a waiver of any provision of any of the Credit Documents or serve to effect a novation of the Obligations. Each Credit Party (i) acknowledges receipt of a copy of this Agreement and all other agreements, documents and instruments executed and/or delivered in connection herewith, (ii) consents to the terms and conditions of same without prejudice to any Credit Party’s liability pursuant to any of the Credit Documents, (iii) agrees and acknowledges that each of the Credit Documents remains in full force and effect, that such Credit Party’s obligations thereunder are without defense, setoff and counterclaim and that each of the Credit Documents is hereby ratified and confirmed, and (iv) ratifies and reaffirms each waiver of such Credit Party set forth in the Credit Documents to which it is a party. Each Credit Party hereby acknowledges that it has reviewed and consents to the terms and conditions of this Agreement and the transactions contemplated hereby. In addition, each Credit Party reaffirms in all respects the security interests and Liens granted by such Credit Party in and to the Collateral under the terms and conditions of the Security Documents to secure the Obligations and agrees that such security interests and Liens remain in full force and effect and are hereby ratified, reaffirmed and confirmed in all respects.

21.    Releases. By its execution hereof and in consideration of the mutual covenants contained herein and other accommodations granted to the Credit Parties hereunder, each Credit Party, on behalf of itself and each of its Subsidiaries, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses and damages (collectively, the “Claims”) any of them may, as a result of actions or inactions occurring on or prior to the Forbearance Effective Date, have or allege to have as of the date of this Agreement or at any time thereafter (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against the Administrative Agent or any Forbearing Lender, their respective affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of, or relating to, this Agreement, the Credit Agreement, the other Credit Documents and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Released Parties hereunder or under the Credit Documents. Each Credit Party hereby acknowledges that the agreements in this Section 21 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims. In entering into this Agreement, each Credit Party expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof. The provisions of this Section 21 shall survive the termination or expiration of the Forbearance Period and the termination of the Credit Documents and the payment in full in cash of all Obligations of the Credit Parties under or in respect of the Credit Agreement and other Credit Documents and all other amounts owing thereunder.
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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date set forth above.

BORROWER:

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Senior Executive Vice President and Chief Financial Officer

OTHER CREDIT PARTIES:
CALIFORNIA HEAVY OIL, INC.
CALIFORNIA RESOURCES ELK HILLS, LLC
CALIFORNIA RESOURCES LONG BEACH, INC.
CALIFORNIA RESOURCES REAL ESTATE VENTURES, LLC
CALIFORNIA RESOURCES ROYALTY HOLDINGS, LLC
CALIFORNIA RESOURCES TIDELANDS, INC.
CALIFORNIA RESOURCES PETROLEUM CORPORATION
CALIFORNIA RESOURCES PRODUCTION CORPORATION
CRC CONSTRUCTION SERVICES, LLC
CRC MARKETING, INC.
CRC SERVICES, LLC
SOCAL HOLDING, LLC
SOUTHERN SAN JOAQUIN PRODUCTION, INC.
THUMS LONG BEACH COMPANY

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Senior Executive Vice President and Chief Financial Officer

CALIFORNIA RESOURCES COLES LEVEE, LLC

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Senior Executive Vice President and Chief Financial Officer

[Signature Page to Forbearance Agreement (RBL)]

CALIFORNIA RESOURCES COLES LEVEE, L.P.

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Senior Executive Vice President and Chief Financial Officer

CALIFORNIA RESOURCES WILMINGTON, LLC

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Senior Executive Vice President and Chief Financial Officer of California Resources Tidelands, Inc., its sole member

TIDELANDS OIL PRODUCTION COMPANY LLC

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Senior Executive Vice President and Chief Financial Officer

[Signature Page to Forbearance Agreement (RBL)]

ADMINISTRATIVE AGENT, LENDER, AND LETTER OF CREDIT ISSUER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sandeep Parihar
Name:	Sandeep Parihar
Title:	Executive Director

[Signature Page to Forbearance Agreement (1L)]

LENDER AND LETTER OF CREDIT ISSUER:
[*****]

[Signature Page to Forbearance Agreement (1L)]